CNL Strategic Capital, LLC POS AM

Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Prospectus constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-253295) of CNL Strategic Capital, LLC of our report dated March 24, 2023, on the consolidated financial statements of LD Parent, Inc. and its Subsidiaries included in the Annual Report on Form 10-K of CNL Strategic Capital, LLC for the year ended December 31, 2022 filed on March 29, 2023.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

April 13, 2023